UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Rule 14a-101

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant 

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a‑12

GRIFFIN INDUSTRIAL REALTY, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GRIFFIN INDUSTRIAL REALTY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held May 9, 2017

PLEASE TAKE NOTICE that the Annual Meeting of Stockholders of Griffin Industrial Realty, Inc. (“Griffin”) will be held in the New York Hilton Hotel, 1335 Avenue of the Americas, New York, NY 10019, on the 9th day of May 2017, at 2:00 p.m., local time, to consider and act upon:

1.           The election of David R. Bechtel, Edgar M. Cullman, Jr., Frederick M. Danziger, Michael S. Gamzon, Thomas C. Israel, Jonathan P. May and Albert H. Small, Jr. as directors of Griffin;

2.           The ratification of the selection of RSM US LLP as Griffin’s independent registered public accountants for fiscal 2017;

3.           The approval, on an advisory (non-binding) basis, of the compensation of Griffin’s named executive officers as presented in Griffin’s Proxy Statement for the Annual Meeting of Stockholders to be held May 9, 2017;

4.           The approval on an advisory (non-binding) basis, of the frequency of future advisory votes on the compensation of Griffin’s named executive officers; and

5.           Such other business as may properly be brought before the Annual Meeting or any postponement, continuation or adjournment thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

Only stockholders of record at the close of business on March 23, 2017 are entitled to notice of, and to vote at, the Annual Meeting.

3
ANTHONY J. GALICI
Secretary

Dated: April 5, 2017

GRIFFIN INDUSTRIAL REALTY, INC.

641 LEXINGTON AVENUE

26TH FLOOR

NEW YORK, NEW YORK 10022

PROXY STATEMENT

This Proxy Statement is furnished to the stockholders of Griffin Industrial Realty, Inc. (“Griffin”) in connection with the solicitation by its Board of Directors  (the “Board”) of proxies for the Annual Meeting of Stockholders to be held at 2:00 p.m. on May 9, 2017 in the New York Hilton Hotel at 1335 Avenue of the Americas, New York, NY 10019, for the purposes set forth in the accompanying notice of meeting. Griffin anticipates that the Proxy Statement and proxy card will be distributed to stockholders on or about April 5, 2017.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2017

The Company’s Proxy Statement and Annual Report are available at

http://materials.proxyvote.com/398231

The following proxy materials are available for review at http://materials.proxyvote.com/398231:

     Griffin’s 2017 Proxy Statement;

     Griffin’s Annual Report for the fiscal year ended November 30, 2016; and

     any supplements or amendments to the foregoing materials that are required to be furnished to stockholders.

You may obtain directions to attend the Annual Meeting, where you may vote in person, by calling Griffin’s corporate headquarters at (212) 218‑7910.

At the Annual Meeting, stockholders will be asked to consider and act upon the following proposals:

1.           The election of David R. Bechtel, Edgar M. Cullman, Jr., Frederick M. Danziger, Michael S. Gamzon, Thomas C. Israel, Jonathan P. May and Albert H. Small, Jr. as directors;

2.           The ratification of the selection of RSM US LLP (“RSM US”) as Griffin’s independent registered public accountants for fiscal 2017;

3.           The approval, on an advisory (non‑binding) basis, of the compensation of Griffin’s named executive officers as presented in this Proxy Statement for the Annual Meeting of Stockholders to be held May 9, 2017;

4.           The approval, on an advisory (non-binding) basis, of the frequency of future advisory votes on the compensation of Griffin’s named executive officers; and

5.           Such other business as may properly be brought before the Annual Meeting or any postponement, continuation or adjournment thereof.

The Board recommends a vote “FOR” David R. Bechtel, Edgar M. Cullman, Jr., Frederick M. Danziger, Michael S. Gamzon, Thomas C. Israel, Jonathan P. May and Albert H. Small, Jr. as directors, “FOR” the ratification of the selection of RSM US as Griffin’s independent registered public accountants for fiscal 2017, “FOR” the approval, on an advisory (non‑binding) basis, of the compensation of Griffin’s named executive officers and “ONE YEAR” on the frequency of future advisory votes on the compensation of Griffin’s named executive officers.

HOW DO I VOTE?

Griffin recommends that stockholders vote by proxy even if they plan to attend the Annual Meeting and vote in person. If you are a stockholder of record, there are three ways to vote by proxy:

•	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card;
•	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; or
•	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern time, on May 8, 2017.

If your shares are held in street name through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares in person at the Annual Meeting, you should contact your bank or broker to obtain a legal proxy and bring it to the Annual Meeting in order to vote.

GENERAL

This solicitation is being made on behalf of the Board of Directors of Griffin. Any proxy received in the accompanying form may be revoked by the person executing it at any time before the authority thereby granted is exercised. A proxy may be revoked by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by delivering a proxy bearing a later date to Griffin’s Secretary. Proxies received by the Board of Directors in such form will be voted at the meeting or any adjournment thereof as specified therein by the person giving the proxy; if no specification is made, the shares represented by such proxy will be voted:

i.For the election of David R. Bechtel, Edgar M. Cullman, Jr., Frederick M. Danziger, Michael S. Gamzon, Thomas C. Israel, Jonathan P. May and Albert H. Small, Jr. as directors as described in this Proxy Statement;

ii.For ratification of the selection of RSM US as Griffin’s independent registered public accountants for fiscal 2017;

iii.For the approval, on an advisory (non‑binding) basis, of the compensation of Griffin’s named executive officers as presented in this Proxy Statement for the Annual Meeting of Stockholders to be held May 9, 2017; and

iv.For “ONE YEAR” on the frequency of future advisory votes on the compensation of Griffin’s named executive officers.

Directors will be elected by a plurality of the votes cast. This means that the seven directors receiving the highest number of “FOR” votes will be elected as directors. Votes withheld and broker “non‑votes” will have no effect on the election of directors. The ratification of the selection of RSM US as Griffin’s independent registered public accountants, requires the affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the same effect as votes against the proposal. Because brokers have discretionary authority to vote on the ratification of the selection of RSM US, Griffin does not expect any broker non‑votes in connection with the ratification. The advisory (non‑binding) vote for the approval of the compensation of Griffin’s named executive officers requires the affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the same effect as votes against the compensation of Griffin’s named executive officers. Broker “non‑votes” will be treated as though they are not entitled to vote and will have no effect on the outcome of this vote. With regard to the advisory (non-binding) vote on the frequency of future advisory votes on the compensation of Griffin’s named executive officers, this proposal requires the affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. If no frequency receives the foregoing vote, then Griffin will consider the frequency that receives the highest number of votes cast by the stockholders to be the frequency recommended by its stockholders. However, because this vote is advisory and not binding on the Board or Griffin, the Board may decide that it is in the best interests of Griffin to hold an advisory vote on compensation of its named executive officers more or less frequently than the option recommended by Griffin’s stockholders. Abstentions on this proposal will have the same effect as votes against each frequency provided as an option in the proposal. Broker “non-votes” will be treated as though they are not entitled to vote and will have no effect on the outcome of this vote.

Management knows of no matters that may be brought before the Annual Meeting or any postponement, continuation or adjournment thereof other than those described in the accompanying notice of meeting and routine matters incidental to the conduct of the meeting. However, if any other matter should come before the meeting or any postponement, continuation or adjournment thereof, it is the intention of the persons named in the accompanying proxy card or their substitutes to vote the proxy in accordance with their judgment on such matters.

The cost of solicitation of proxies by the Board of Directors will be borne by Griffin. Such solicitation will be made by mail and, in addition, may be made by officers and employees of Griffin personally or by telephone, facsimile or electronic mail. Proxies and proxy material will also be distributed through brokers, custodians and other similar parties, and Griffin will reimburse such parties for their reasonable expenses. The solicitation and recording of proxies is being done by Broadridge Financial Solutions, Inc., and will cost approximately $15,000.

Each holder of a share of Common Stock of Griffin, par value $0.01 per share (the “Common Stock”), will be entitled to one vote for each share held of record by such person at the close of business on March 23, 2017 (the “Record Date”), which is the Record Date fixed by the Board of Directors for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponement, continuation or adjournment thereof. As of such date, Griffin had outstanding 5,000,535 shares of Common Stock. A majority of these shares present in person or represented by proxy will constitute a quorum at the Annual Meeting. A total of 2,333,140 shares of Common Stock, representing approximately 46.7% of the outstanding shares of Common Stock, are held by members of the Cullman and Ernst Group (as defined herein).

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

Proposals by stockholders for Griffin’s 2018 Annual Meeting of Stockholders pursuant to Rule 14a‑8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received by Griffin no later than December 5, 2017 if such proposal is to be considered for inclusion in the 2018 proxy materials of Griffin.

Stockholders intending to present a proposal at the 2018 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Amended and Restated By‑laws. Griffin’s Amended and Restated By‑laws require, among other things, that Griffin’s Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than 120 days and not later than 90 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, Griffin must receive notice of such a proposal or nomination for the 2018 Annual Meeting of Stockholders no earlier than January 9, 2018 and no later than February 8, 2018. The notice must contain the information required by the Amended and Restated By‑laws, a copy of which is available upon request to Griffin’s Secretary. In the event that the date of the 2018 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after May 9, 2018, then Griffin’s Secretary must receive such written notice not earlier than the 120th day prior to the 2018 Annual Meeting and not later than the 90th day prior to the 2018 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by Griffin. Griffin reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

PROPOSAL I. ELECTION OF DIRECTORS

At the 2017 Annual Meeting of Stockholders, seven directors (which will comprise the entire Board) are to be elected. The Board of Directors proposed the nominees listed below, all of whom are current directors of Griffin, for election as directors to serve until the 2018 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The directors must be elected by a plurality of the votes cast in person or by proxy by stockholders entitled to vote at the meeting. If any nominee named below becomes unable to serve or for good cause will not serve, the proxy holders listed on Griffin’s proxy card will vote for such substitute nominee or nominees as may be designated by the Board of Directors, or the Board may elect to reduce the size of the Board.

Griffin’s Director Nominees

Griffin’s nominees for election as director are the following:

(Age) and Date Since
	Which Has			Also Has Served as a
Name (letters refer to	Continuously		Principal Occupation	Director of the
Committee memberships,	Served as a		and Business Experience	Following Corporations During
Identified below)	Director of Griffin		During the Past Five Years (1)	The Past Five Years
David R. Bechtel (a) (c)	(49)	2016	Principal of Barrow Street Holdings LLC since September 2012; founder and managing member of Outpost Capital Management LLC since 2001; and founder and manager of GP Management LLC since January 2011.

	(Age) and Date Since
	Which Has			Also Has Served as a
Name (letters refer to	Continuously		Principal Occupation	Director of the
Committee memberships,	Served as a		and Business Experience	Following Corporations During
Identified below)	Director of Griffin		During the Past Five Years (1)	The Past Five Years
			Mr. Bechtel has many years of general business experience and expertise as a managing member, principal, and CFO of financial service and natural resource companies.

Edgar M. Cullman, Jr. (3)	(71)	2015	Managing member of Culbro LLC since 2005; President and CEO of General Cigar Holdings from 1996 through April 2005.

Mr. Cullman has many years of general business experience and expertise as an executive of a public company. Mr. Cullman is familiar with Griffin’s real estate business from his experience as President and Chief Executive Officer of Culbro Corporation when Griffin’s real estate operations were part of Culbro Corporation prior to the spin off of Griffin from Culbro Corporation in 1997.

Frederick M. Danziger (2) (3)	(77)	1997	Executive Chairman of the Board of Directors; Chief Executive Officer of Griffin from May 2012 through December 2015; President and Chief Executive Officer of Griffin from April 1997 through May 2012.	Monro Muffler Brake, Inc.; Bloomingdale Properties, Inc.

			Mr. Danziger’s background as a lawyer and his extensive experience and knowledge with respect to real estate and real estate financing provides a unique perspective to the Board.

Michael S. Gamzon (2)	(47)	2016

Director, President and Chief Executive Officer of Griffin since January 2016; President and Chief Operating Officer of Griffin from May 2012 through December 2015; Chief Operating Officer of Griffin from September 2010 to January 2016; Executive Vice President of Griffin from September 2010 to May 2012; Vice President of Griffin from January 2008 through August 2010.

	(Age) and Date Since
	Which Has			Also Has Served as a
Name (letters refer to	Continuously		Principal Occupation	Director of the
Committee memberships,	Served as a		and Business Experience	Following Corporations During
Identified below)	Director of Griffin		During the Past Five Years (1)	The Past Five Years

Mr. Gamzon’s experience and knowledge, with respect to real estate activities in his capacity as an executive of Griffin, including leading Griffin’s efforts in expanding in the Lehigh Valley of Pennsylvania, provides a unique perspective to the Board.

Thomas C. Israel (a) (b) (c)	(73)	2000	Chairman of A.C. Israel Enterprises, Inc. since 1966.

Mr. Israel has significant experience as a member of Griffin’s Board of Directors, many years of general business experience, finance experience, and expertise as an executive and board member of publicly held companies.

Jonathan P. May (a) (b) (c)	(50)	2012

Founder and co-managing partner of Floresta Ventures, LLC since March 2016; Executive Director of Natural Capital Partners (formerly known as The CarbonNeutral Company) since September 2015; Chief Operating Officer and Chief Financial Officer and a Director of The CarbonNeutral Company from 2008 through September 2015; Founder and Managing Director of Catalytic Capital, LLC from 2004‑2008.

			Mr. May has significant general business experience, finance experience, and expertise as an executive.

Albert H. Small, Jr. (b) (c)	(60)	2009

Presently active in the development and management of several commercial and office developments in Washington D.C.; President of WCI Communities Mid‑Atlantic Division from March 2005 through March 2008; President of Renaissance Housing Corporation from 1984 through March 2005.

(Age) and Date Since
	Which Has		Also Has Served as a
Name (letters refer to	Continuously	Principal Occupation	Director of the
Committee memberships,	Served as a	and Business Experience	Following Corporations During
Identified below)	Director of Griffin	During the Past Five Years (1)	The Past Five Years
Mr. Small, Jr. has significant experience in real estate development and management which gives him unique insights into Griffin’s challenges, opportunities and operations.

Member of the (a) Audit Committee; (b) Compensation Committee; and (c) Nominating Committee.

1.           Except as otherwise indicated each director has had the same principal occupation during the past five years.

2.           Michael S. Gamzon is the son‑in‑law of Frederick M. Danziger.

3.           Edgar M. Cullman, Jr. and Frederick M. Danziger are brothers‑in‑law.

The Board of Directors held seven meetings during fiscal 2016. Griffin’s Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. Committee memberships of the Board of Directors are indicated in the above table. All directors attended at least 94% of all Board and Committee meetings during fiscal 2016 (of Committees of which they were members).

Griffin encourages, but does not require, Board members to attend the Annual Meeting of Stockholders. In 2016, five of the Board members then serving attended the Annual Meeting of Stockholders.

Board Independence

Under NASDAQ rules, an “independent director” of a company means a person who is not an officer or employee of the company or its subsidiaries and, in the opinion of the company’s board of directors, does not have a relationship with the company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that Messrs. Bechtel, Israel, May and Small, Jr. qualify as independent directors under NASDAQ rules. All of the members of the Audit, Compensation and Nominating Committees are independent directors under the applicable NASDAQ and SEC rules.

Executive Officers who are not Directors

Name	Age	Principal Occupation During the Past Five Years
Scott Bosco	51	Vice President of Construction of Griffin Industrial, LLC, a subsidiary of Griffin, since July 2005.
Anthony J. Galici	59	Vice President, Chief Financial Officer and Secretary of Griffin since 1997.
Thomas M. Lescalleet	54	Senior Vice President of Griffin Industrial, LLC, a subsidiary of Griffin, since March 2002.

Audit Committee

Griffin’s Audit Committee consists of David R. Bechtel, Thomas C. Israel and Jonathan P. May with Mr. Israel serving as Chairman. Mr. Bechtel was appointed to the Audit Committee on May 10, 2016 replacing Mr. Small, Jr. The Audit Committee meets the NASDAQ composition requirements, including the requirements regarding financial literacy. The Board has determined that each member of the Audit Committee is independent under the listing standards of NASDAQ and the rules of the Securities and Exchange Commission (the “SEC” or “Commission”) regarding audit committee membership. In addition, Mr. Israel qualifies as a financially sophisticated Audit Committee member under the NASDAQ rules based on his employment experience in finance. None of the members of the Audit Committee are considered a financial expert as defined by Item 407(d)(5) of Regulation S‑K of the Exchange Act (an “audit committee financial expert”). Griffin does not have an audit committee financial expert because it believes the members of its Audit Committee have sufficient financial expertise and experience to provide effective oversight of Griffin’s accounting and financial reporting processes and the audits of Griffin’s financial statements in accordance with generally accepted accounting principles and NASDAQ rules. In addition, since January 31, 2012, the Audit Committee has engaged directly a former audit partner in a public accounting firm who is a certified public accountant with extensive experience in auditing the financial statements of public and private companies. The Audit Committee had previously engaged the public accounting firm of which he was a partner as an advisor to the Audit Committee. The Audit Committee believes that this engagement provides it with additional expertise comparable to what would be provided by an audit committee financial expert.

The Audit Committee approves all auditing and non‑auditing services, reviews audit reports and the scope of audit by Griffin’s independent registered public accountants and related matters pertaining to the preparation and examination of Griffin’s financial statements. The Audit Committee operates under a written charter adopted by the Board of Directors on March 28, 2003 and last amended on September 30, 2016, which is publicly available in the “Corporate Governance” section of the “Investors” section of Griffin’s website located at www.griffinindustrial.com. The Audit Committee held four meetings in fiscal 2016.

Board of Directors’ Role in Oversight of Risk

Management is responsible for Griffin’s day‑to‑day risk management activities, and the Board’s role is to engage in informed risk oversight. In fulfilling this oversight role, Griffin’s Board of Directors focuses on understanding the nature of Griffin’s enterprise risks, including operations and strategic direction, as well as the adequacy of Griffin’s overall risk management system. There are a number of ways the Board performs this function, including the following:

•	at its regularly scheduled meetings, the Board receives management updates on Griffin’s business operations, financial results and strategy, and discusses risks related to its businesses;
•

the Audit Committee assists the Board in its oversight of risk management by discussing with management, particularly the Chief Executive Officer and the Chief Financial Officer, Griffin’s major risk exposures and the steps management has taken to monitor and control such exposures; and

•

through management updates and committee reports, the Board monitors Griffin’s risk management activities, including the risk management process, risks relating to Griffin’s compensation programs, and financial and operational risks being managed by Griffin.

The Board does not believe that its role in the oversight of Griffin’s risk affects the Board’s leadership structure.

Compensation Risk

The Compensation Committee reviews compensation policies and practices affecting employees in addition to those applicable to executive officers. The Compensation Committee has determined that it is not reasonably likely that Griffin’s compensation policies and practices for its employees would have a material adverse effect on Griffin.

Nominating Committee

Griffin’s Nominating Committee consists of David R. Bechtel, Thomas C. Israel, Jonathan P. May and Albert H. Small, Jr. Mr. Bechtel was appointed to the Nominating Committee on May 10, 2016. Prior to July 12, 2016, Mr. Israel served as Chairman. On July 12, 2016, the Board of Directors approved a change in the Nominating Committee whereby Mr. May became Chairman with Mr. Israel remaining on the Committee. As Mr. Israel is the Chairman of the Audit Committee, this change more evenly distributes the committee chairmanships amongst the independent members of Griffin’s Board. All four members of the Nominating Committee are independent directors. The Nominating Committee reviews candidates for appointment to the Griffin Board of Directors. In searching for qualified director candidates, the Board may solicit current directors and ask them to pursue their own business contacts for the names of potentially qualified candidates. The Nominating Committee may consult with outside advisors or retain search firms to assist in the search for qualified candidates. The Nominating Committee will also consider suggestions from stockholders for nominees for election as directors. The Nominating Committee does not have a policy on the consideration of board nominees recommended by stockholders. The Board believes such a policy is unnecessary, as the Nominating Committee will consider a nominee based on his or her qualifications, regardless of whether the nominee is recommended by stockholders. Any stockholder who wishes to recommend a candidate to the Nominating Committee for consideration as a director nominee should submit the recommendation in writing to the Secretary of Griffin in accordance with the same procedures in Griffin’s Amended and Restated By‑Laws for stockholder nominations of directors to permit the Nominating Committee to complete its review in a timely fashion. The Nominating Committee operates under a written charter adopted by the Board of Directors on November 15, 2016, which is publicly available in the “Corporate Governance” section of the “Investors” section of Griffin’s website located at www.griffinindustrial.com. The Nominating Committee held one meeting in fiscal 2016.

Board Diversity; Selection and Evaluation of Director Candidates

The Board does not have a formal policy with respect to Board nominee diversity. There are no specific minimum qualifications that the Nominating Committee believes must be met for a person to serve on the Board. When identifying nominees for director, the Nominating Committee focuses on relevant subject matter expertise, depth of knowledge in key areas that are important to Griffin, and the background, perspective and experience of the nominee. The Nominating Committee is charged with building and maintaining a board that has a mix of talent and experience to achieve Griffin’s business objectives in the current environment.

Board Leadership Structure

The Board believes that there is no single, generally accepted approach to providing Board leadership, and that each of the possible leadership structures for a board must be considered in the context of the individuals involved and the specific circumstances facing a company at any given time. Accordingly, the optimal board leadership structure for Griffin may vary as circumstances change. Griffin’s Board was led by a Non‑Executive Chairman through 2011, as separate individuals held the positions of Chairman of the Board and Chief Executive Officer, and the Chairman of the Board was not an employee. In May 2012, the Board appointed Mr. Frederick M. Danziger as Chairman of the Board. Mr. Danziger had been Chief Executive Officer since 1997. In making that appointment, the Board concluded that Griffin and its stockholders were best served by having Mr. Danziger serve as Chairman of the Board and Chief Executive Officer. The Board believed that Mr. Danziger’s combined role as Chairman of the Board and Chief Executive Officer promoted unified leadership and a single, clear focus and direction for management to execute Griffin’s strategy and business plans. Effective January 1, 2016, the positions of Chairman of the Board and Chief Executive Officer have been held by separate individuals, Mr. Frederick M. Danziger and Mr. Michael S. Gamzon, respectively. The Board determined that Mr. Danziger should continue to serve as Executive Chairman to continue to provide Board leadership continuity.

Communication with the Board or Nominating Committee

Stockholders who wish to communicate with the Board of Directors or the Nominating Committee should address their communications to Jonathan P. May, Chairman of the Nominating Committee, via first class mail, at Griffin Industrial Realty, Inc., 641 Lexington Avenue, 26th Floor, New York, New York, 10022. Such communication will be distributed to the specific director(s) requested by the stockholders, or if generally to the Board of Directors or to such members of the Board of Directors as may be appropriate depending on the material outlined in the stockholder communication.

Compensation Committee

Griffin’s Compensation Committee consists of Thomas C. Israel, Jonathan P. May and Albert H. Small, Jr., with Mr. Small, Jr. serving as Chairman. All of the members of the Compensation Committee are independent directors and meet the heightened independence requirements for members of the compensation committee under NASDAQ rules. The Compensation Committee oversees Griffin’s executive compensation programs, Griffin’s 2009 Stock Option Plan, Griffin’s 401(k) Savings Plan (the “Griffin 401(k) Savings Plan”) and Griffin’s non‑qualified deferred compensation plan (the “Deferred Compensation Plan”).

The Compensation Committee operates under a written charter adopted by the Board of Directors as of November 15, 2016, which is publicly available in the “Corporate Governance” section of the “Investors” section of Griffin’s website located at www.griffinindustrial.com . Under its charter, the Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. The Compensation Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it deems appropriate, including the authority to request any officer, employee or adviser of Griffin to meet with the Compensation Committee or any advisers engaged by the Compensation

Committee. In addition to the foregoing and other authority expressly delegated to the Compensation Committee in the charter, the Compensation Committee may also exercise any other powers and carry out any other responsibilities consistent with the charter, the purposes of the Compensation Committee, Griffin’s Amended and Restated By‑laws and applicable rules of NASDAQ. The Compensation Committee may delegate its authority under its charter to a subcommittee as it deems appropriate from time to time.

The Compensation Committee held two meetings in fiscal 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND PRINCIPAL HOLDERS

The following table lists the number of shares and options to purchase shares of common stock of Griffin beneficially owned or held by: (i) each person known by Griffin to beneficially own more than 5% of the outstanding shares of common stock; (ii) each director; (iii) each Named Executive Officer (as defined in “Compensation Discussion and Analysis”); and (iv) all directors and executive officers of Griffin, collectively. Unless otherwise indicated, information is provided as of March 23, 2017.

	Shares
	Beneficially	Percent
Name and Address (1)	Owned (2)	of Total
Cullman and Ernst Group (3)	2,443,559	47.	8
Edgar M. Cullman, Jr. (3)	925,066	18.	5
Frederick M. Danziger (3)	308,289	6.	1
Michael S. Gamzon (3)	143,656	2.	8
David R. Bechtel	3,387	*
4 Brookside Park
Greenwich, CT 06831
Thomas C. Israel	41,421	*
Ingleside Investors
12 East 49th Street
New York, NY 10017
Jonathan P. May	5,918	*
116 East 95th Street
New York, NY 10128
Albert H. Small, Jr.	11,722	*
7311 Arrowood Road
Bethesda, MD 20817
Anthony J. Galici	41,023	*
Griffin Industrial Realty, Inc.
204 West Newberry Road
Bloomfield, CT 06002
Thomas M. Lescalleet	22,500	*
Griffin Industrial, LLC
204 West Newberry Road
Bloomfield, CT 06002
Scott Bosco	10,000	*
Griffin Industrial, LLC
204 West Newberry Road
Bloomfield, CT 06002
Gabelli Funds, LLC et al (4)	1,732,251	34.	6
Gabelli Funds, LLC
One Corporate Center
Rye, NY 10580
All directors and executive officers collectively, consisting of 10 persons (5)	1,512,982	29.	2

*Less than 1%

(1)	Unless otherwise indicated, the address of each person named in the table is 641 Lexington Avenue, New York, NY 10022.
(2)

This information reflects the definition of beneficial ownership adopted by the Commission. Beneficial ownership reflects sole investment and voting power, unless otherwise indicated in the footnotes to this table. Where more than one person shares investment and voting power in the same shares, such shares may be shown more than once. Such shares are reflected only once, however, in the total for all directors and executive officers. Includes stock options granted pursuant to the 2009 Stock Option Plan, as amended, that are exercisable within 60 days of March 23, 2017 as follows:

Options Exercisable
Within 60 Days of
Name	March 23, 2017
Edgar M. Cullman, Jr.	1,912
Frederick M. Danziger	40,000
Michael S. Gamzon	57,500
David R. Bechtel	2,293
Thomas C. Israel	12,201
Jonathan P. May	5,918
Albert H. Small, Jr.	11,722
Anthony J. Galici	20,000
Thomas M. Lescalleet	20,000
Scott Bosco	10,000

(3)

Based on Schedule 13D/A filed with the Commission on February 15, 2012 on behalf of the Cullman and Ernst Group and Griffin’s records. Included in the shares held by the Cullman and Ernst Group are the following:

		Shares with	Shares with
	Shares	Sole Voting and	Shared Voting
	Benefically	Dispositive	and Dispositive
Name	Owned (c)	Power	Power
Cullman Jr., Edgar M.	925,066	74,867	850,199
Cullman, Susan R.	816,310	48,949	767,361
Danziger, Lucy C.	607,103	93,286	513,817
Danziger, David M.	507,659	59,402	448,257
Gamzon, Rebecca D.	426,283	10,550	415,733
Ernst, John L.	380,955	7,349	373,606
Sicher, Carolyn B.	354,029	21,422	332,607
Cullman, Georgina D.	340,149	9,550	330,599
Cullman, Elissa F.	325,449	14,850	310,599
Cullman, Samuel B.	324,193	13,594	310,599
Cullman III, Edgar M.	321,858	11,259	310,599
Danziger, Frederick M.	308,289	103,534	204,755
B Bros. Realty LLC (a)	233,792	233,792	—
Kirby, John J.	162,223	4,730	157,493
Gamzon, Michael S.	143,656	93,656	50,000
Fabrici, Carolyn S.	116,037	—	116,037
Ernst, Alexandra	94,428	1,748	92,680
Danziger, Sheena S.	50,000	—	50,000
Kerns, Jessica P.	45,134	1,250	43,884
Estate of Louise B.Cullman (b)	39,548	39,548	—
Ernst, Margot P.	21,777	—	21,777
Ernst, Matthew L.	5,176	1,650	3,526

(a)   Susan R. Cullman and John L. Ernst are managing members.

(b)   Edgar M. Cullman, Jr., Susan R. Cullman and Lucy C. Danziger are executors.

(c)   Excluding shares held by certain charitable foundations, the officers and/or directors of which include certain officers and directors of Griffin.

The Schedule 13D/A states that there is no formal agreement governing the Cullman and Ernst Group’s holding and voting of shares held by members of the Cullman and Ernst Group but that there is an informal understanding that the persons and entities included in the group will hold and vote together with respect to shares owned by each of them in each case subject to any applicable fiduciary responsibilities. None of the shares held by members of the Cullman and Ernst Group are pledged.

(4)

Griffin has received a copy of Schedule 13D/A as filed with the Commission by Gabelli Funds, LLC et al, reporting ownership of these shares as of February 28, 2017. As reported in said Schedule 13D/A, Gabelli Funds, LLC reports sole dispositive power with respect to 516,390 shares, GAMCO Asset Management Inc. (“GAMCO”) reports sole voting power with respect to 934,601 of these shares and sole dispositive power with respect to 995,601 of these shares and Teton Advisors, Inc. (“Teton Advisors”) reports sole voting and dispositive power with respect to 220,260 of these shares. The securities have been acquired by GGCP, Inc. (“GGCP”), and certain of its direct and indirect subsidiaries, including GAMCO Investors, Inc. (“GBL”), on behalf of their investment advisory clients. Mario Gabelli, as the controlling stockholder, Chief Executive Officer and a director of GGCP, Chairman and Chief Executive Officer of GBL, and the controlling shareholder of Teton Advisors, is deemed to have beneficial ownership of the shares owned beneficially by Gabelli Funds, LLC, GAMCO and Teton Advisors. GBL and GGCP are deemed to have beneficial ownership of the shares beneficially owned by each of the foregoing persons other than Mario Gabelli and the Gabelli Foundation, Inc. For the shares held by Gabelli Funds, LLC, with respect to the 45,000 shares held by the Gabelli Capital Asset Fund, the 56,000 shares held by the Gabelli Equity Trust, the 104,000 shares held by the Gabelli Asset Fund, the 62,390 shares held by the Gabelli Value 25 Fund, Inc., the 235,000 shares held by the Gabelli Small Cap Growth Fund, the 10,000 shares held by the Gabelli Equity Income Fund, and the 4,000 shares held by the Gabelli Global Small and Mid Cap Value Trust, the proxy voting committee of each such fund has taken and exercises in its sole discretion the entire voting power with respect to the shares held by such funds.

(5)	Excluding shares held by certain charitable foundations, the officers and/or directors of which include certain officers and directors of Griffin.

Equity Compensation Plan Information

	Number of		Number of securities
	securities to be	Weighted	remaining available for future
	issued upon	average	issuance under the equity
	exercise of	exercise price	compensation plan (excluding
	outstanding	of outstanding	securities reflected in
	options	options	column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plan approved by security holders	329,546	$29.25	163,534

Note: There are no equity compensation plans that were not approved by security holders.

INTERESTS IN CERTAIN TRANSACTIONS

Griffin reviews any relationships and transactions in which Griffin and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Griffin’s corporate staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. In accordance with its charter, the Audit Committee is responsible for reviewing and approving all related person transactions. As required under SEC rules, transactions that are determined to be directly or indirectly material to a related person are disclosed in Griffin’s Annual Report on Form 10‑K and proxy statement.

On November 24, 2015, the Audit Committee approved a proposed transaction whereby Griffin entered into a ten year sublease of approximately 1,920 square feet of office space for its New York City corporate headquarters from Bloomingdale Properties, Inc. (“Bloomingdale Properties”), an entity controlled by certain members of the Cullman and Ernst Group (see “Security Ownership of Certain Beneficial Owners and Management and Principal Holders”), for rent starting at $121,000 per year, with annual increases of 1.5%, except for an increase of $9,600 at the start of the sixth year of the sublease. The sublease with Bloomingdale Properties is at market rates for such space and enables either Griffin or Bloomingdale Properties to terminate the sublease agreement upon a change in control (as defined) of either Griffin or Bloomingdale Properties. The sublease of office space from Bloomingdale Properties reduced the occupancy costs for Griffin’s corporate headquarters.

The information given in this Proxy Statement with respect to the five‑year business experience of each director and officer, beneficial ownership of stock, interlocks and the respective interests of persons in transactions to which Griffin or any of its subsidiaries was a party (other than as appears from the records of Griffin), is based upon statements furnished to Griffin by its directors and officers.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by, or paid to each of Griffin’s named executive officers (the “Named Executive Officers”) during the last completed fiscal year. The Named Executive Officers for the fiscal year ended November 30, 2016 were as follows:

Frederick M. Danziger	Executive Chairman of the Board (“Executive Chairman”) of Griffin
Michael S. Gamzon	Director, President and Chief Executive Officer (“CEO”) of Griffin
Anthony J. Galici	Vice President, Chief Financial Officer and Secretary of Griffin
Thomas M. Lescalleet	Senior Vice President of Griffin Industrial, LLC
Scott Bosco	Vice President of Construction, Griffin Industrial, LLC

Compensation Philosophy and Overview

Griffin’s compensation programs are designed to attract, motivate and retain the management talent that Griffin believes is necessary to achieve its financial and strategic goals. Griffin’s Compensation Committee strives to pay for performance by rewarding each of its Named Executive Officers for team results and their individual contributions to Griffin’s success. In this way, Griffin believes that the interests of its executives align with the interests of its stockholders.

Design and Implementation

With these objectives in mind, Griffin’s Compensation Committee has built an executive compensation program that consists of three principal elements:

1.            Base Salary

2.            Annual Incentive Compensation Programs

3.            Long‑Term Incentive Program

Griffin also contributes to a 401(k) savings plan and a non‑qualified deferred compensation plan on behalf of its Named Executive Officers. These contributions, however, comprise a relatively minor portion of Griffin’s Named Executive Officers’ compensation packages. Griffin’s Compensation Committee reviews the Named Executive Officers’ compensation package each year and makes decisions on each component thereof in order to better align with its compensation philosophy.

Elements of Compensation

Base Salary

Griffin pays base salaries to its Named Executive Officers in order to provide a consistent, minimum level of pay that sustained individual performance warrants. Griffin also believes that a competitive annual base salary is important to attract and retain an appropriate caliber of talent for each position over time.

The annual base salaries of Griffin’s Named Executive Officers are determined by the Executive Chairman and the CEO (except with regard to their salaries) and approved annually by the Compensation Committee. The annual base salaries of the Executive Chairman and the CEO are determined by the Compensation Committee. All salary decisions are based on each Named Executive Officer’s level of responsibility, experience and recent and past performance, as determined by the Executive Chairman, the CEO and the Compensation Committee, as applicable. Griffin does not benchmark its base salaries in any way, nor does Griffin employ the services of a compensation consultant.

Annual Incentive Compensation Programs

Griffin’s annual incentive programs are designed to recognize short‑term performance against established annual performance goals, as explained below. These performance goals and target amounts for fiscal 2016 were developed by the Executive Chairman and the CEO and approved or modified, as necessary, by the Compensation Committee. Additionally, the Compensation Committee retains the discretion to adjust any awards made to Griffin’s executives, including making awards in the absence of the attainment of any of the performance goals under Griffin’s annual incentive compensation plans. Any such adjustment may only be to the benefit of the participants. The Compensation Committee made a discretionary increase in the aggregate amount of $35,000 to the incentive compensation pools ($25,000 and $10,000 to the Griffin Industrial, LLC and the Griffin Industrial Realty, Inc. incentive compensation pools, respectively) under the Griffin Industrial Realty, Inc. Incentive Compensation Plan (“Griffin Industrial Realty Incentive Plan”) for fiscal 2016. The discretionary increase was made to the Property Sales component of the Griffin Industrial Realty Incentive Plan in recognition of a certain large property sale.  Griffin makes annual incentive payments, if any, in the year following the year in which they are earned.

Griffin Industrial Realty Incentive Plan

Under the Griffin Industrial Realty Incentive Plan, incentive compensation was awarded based on certain defined components as described below:

Incentive Compensation	Griffin Industrial, LLC	Griffin Industrial Realty, Inc.
Component	Incentive Compensation Pool	Incentive Compensation Pool

(i)Achieving adjusted funds from operations (“FFO”) targets (as defined in the Griffin Industrial Realty Incentive Plan)	$37,500 to $168,750 of incentive compensation will be accrued under this component if FFO is between 90% and 105% of FFO target.	$75,000 to $337,500 of incentive compensation will be accrued under this component if FFO is between 90% and 105% of FFO target.

(ii)Property Sales (as defined in the Griffin Industrial Realty Incentive Plan)

10% of the pretax gain on property sales where improvements and/or development activities have taken place and 5% of pretax gain on property sales where no improvements or development activities have taken place. A maximum of $100,000 of incentive compensation may be accrued under this component. Incentive compensation on large property sales (as defined) would be at the discretion of management and the Compensation Committee and be in addition to any incentive compensation accrued under the formula this component.

40% of the incentive compensation from property sales that is accrued into the Griffin Industrial, LLC incentive compensation pool will be accrued. Incentive compensation on large property sales (as defined) would be at the discretion of management and the Compensation Committee and be in addition to any incentive compensation accrued under the formula for this component.

(iii)Build-to-suit project

a.for build-to-suit projects in Connecticut completed in fiscal 2016	10% of the incremental value created, as defined in the Griffin Industrial Realty Incentive Plan, with a maximum of $100,000 of incentive compensation that may be accrued under this component.	25% of the incentive compensation from build-to-suit projects in Connecticut completed in fiscal 2016 that is accrued into the Griffin Industrial, LLC incentive compensation pool will be accrued.

b.for build-to-suit projects outside Connecticut completed in fiscal 2016	10% of the incremental value created, as defined in the Griffin Industrial Realty Incentive Plan, with a maximum of $75,000 of incentive compensation that may be accrued under this component.

100% of the incentive compensation from build-to-suit projects outside Connecticut completed in fiscal 2016 that is accrued into the Griffin Industrial, LLC incentive compensation pool will be accrued.

(iv)Buildings built on speculation

a.for buildings built on speculation in Connecticut	10% of the incremental value created, as defined in the Griffin Industrial Realty Incentive Plan, with a maximum of $100,000 of incentive compensation that may accrued under this component.	25% of the incentive compensation from buildings built on speculation in Connecticut that is accrued into the Griffin Industrial, LLC incentive compensation pool will be accrued.

b.for buildings built on speculation outside Connecticut	10% of the incremental value created, as defined in the Griffin Industrial Realty Incentive Plan, with a maximum of $75,000 of incentive compensation that may be accrued under this component.	100% of the incentive compensation from buildings built on speculation outside Connecticut that is accrued into the Griffin Industrial, LLC incentive compensation pool will be accrued.

(v)Leasing of vacant space

a.leasing of vacant space in Connecticut	A maximum of $150,000 of incentive compensation may be accrued under this component	There will be no incentive compensation accrued for leasing of vacant space in Connecticut.

b.leasing of vacant space outside Connecticut	A maximum of $75,000 of incentive compensation may be accrued under this component.	There will be no incentive compensation accrued for leasing of vacant space outside Connecticut.

(vi)Renewal or extension of leases

a.renewal or extension of leases in Connecticut	A maximum of $50,000 of incentive compensation may be accrued under this component.	There will be no incentive compensation accrued for renewal or extension of leases in Connecticut.

b.extension of leases outside of Connecticut	A maximum of $25,000 of incentive compensation may be accrued under this component.	There will be no incentive compensation accrued for extension of leases outside of Connecticut.

These objectives are designed to reward management for increasing Griffin’s operating cash flow and increase in value of Griffin’s real estate assets.

Over the past three years, achievement of the components of the Griffin Industrial Realty Incentive Plan has been as follows:

Incentive Plan Component	Fiscal 2016	Fiscal 2015	Fiscal 2014
Funds From Operations	Achieved	Achieved	Not Applicable
Profit from property sales	Achieved	Achieved	Achieved
Value generated from build-to-suit projects	Not Achieved	Not Achieved	Not Achieved
Value generated from buildings built on speculation	Achieved	Achieved	Not Achieved
Leasing of vacant space	Achieved	Achieved	Achieved
Renewal of expiring leases	Achieved	Achieved	Not Achieved

Amounts earned under each objective are accrued into the Griffin Industrial, LLC and the Griffin Industrial Realty, Inc. incentive compensation pools up to a maximum incentive compensation amount, which in fiscal 2016 was $918,750 and $577,500, respectively. The maximum compensation amounts and amounts accrued under each objective for fiscal 2016, based on the level of achievement of each incentive plan component for Griffin Industrial, LLC and Griffin Industrial Realty, Inc., is shown in the following table.

Griffin Industrial Realty Incentive Compensation Plan

			Amount Accrued into			Amount Accrued into
			the Griffin Industrial,		Griffin Industrial	the Griffin Industrial
		Griffin Industrial,	LLC Incentive		Realty, Inc.	Realty, Inc. Incentive
		LLC Maximum	Compensation Pool		Maximum	Compensation Pool
		Compensation	Based on Level of		Compensation	Based on Level of
Incentive Plan Component		Amount	Achievement		Amount	Achievement
(i)	Funds From Operations -FFO	$168,750	$162,575		$337,500	$325,149
(ii)	Property Sales	100,000	75,000	(1)	40,000	30,000	(1)
(iii)	Build‑To‑Suit Buildings
	a. Connecticut Properties	100,000	—		25,000	—
	b. Non‑CT Properties	75,000	—		75,000	—
(iv)	Buildings Built on Speculation
	a. Connecticut Properties	100,000	—		25,000	—
	b. Non‑CT Properties	75,000	32,895		75,000	32,895
(v)	Leasing of Vacant Space
	a. Connecticut Properties	150,000	92,798		—	—
	b. Non‑CT Properties	75,000	30,650		—	—
(vi)	Renewal or extension of leases
	a. Connecticut Properties	50,000	50,000		—	—
	b. Non‑CT Properties	25,000	—		—	—
		$918,750	$443,918		$577,500	$388,044

(1)

Amount described herein includes the Compensation Committee’s discretionary increase of $25,000 and $10,000 to the Griffin Industrial, LLC and the Griffin Industrial Realty, Inc. incentive compensation pools, respectively.

Griffin Industrial Realty Incentive Compensation—Griffin Industrial, LLC Payout

The Griffin Industrial, LLC portion of the Griffin Industrial Realty Incentive Plan for 2016 consisted of an incentive compensation pool divided among executives and employees of Griffin Industrial, LLC. The amounts earned by Griffin Industrial, LLC employees under the incentive compensation pools of the Griffin Industrial Realty Incentive Plan may be increased at the discretion of the Compensation Committee. The Compensation Committee made a discretionary increase in the amount $25,000 to the Property Sales component of the Griffin Industrial, LLC incentive compensation pool for fiscal 2016.

As a result of the achievement of the incentive plan components noted above, and in accordance with the Griffin Industrial Realty Incentive Plan, $443,918, which includes the Compensation Committee’s discretionary increase of $25,000, was accrued into the Griffin Industrial, LLC incentive compensation pool for fiscal 2016. In accordance with the Griffin Industrial Realty Incentive Plan, Mr. Lescalleet, Griffin Industrial, LLC’s Senior Vice President and Mr. Bosco, Griffin Industrial, LLC’s Vice President of Construction were allocated $133,175 (30%) and $55,490 (12.5%) of the total accrued into Griffin Industrial, LLC’s incentive compensation pool, respectively. In addition to the above, Griffin’s Executive Chairman, its President and CEO and the Compensation Committee also awarded an additional $10,000 to Mr. Bosco from the unallocated portion of the Griffin Industrial, LLC incentive compensation pool for his performance related to construction activities in both Connecticut and Pennsylvania in fiscal 2016. No other Named Executive Officers received a discretionary allocation from the Compensation Committee.

Griffin Industrial Realty Incentive Compensation—Griffin Industrial Realty, Inc. Payout

The Griffin Industrial Realty, Inc. portion of the Griffin Industrial Realty Incentive Plan for 2016 was designed to reward Griffin Industrial Realty, Inc. employees, including Mr. Danziger, Griffin’s Executive Chairman, Mr. Gamzon, Griffin’s President and CEO and Mr. Galici, Griffin’s Vice President, Chief Financial Officer and Secretary, based on the results of Griffin’s operations, consistent with Griffin’s goal to award for performance through team results.

As a result of the achievement of the incentive plan components noted above, and in accordance with the Griffin Industrial Realty Incentive Plan, $388,044, which includes the Compensation Committee’s discretionary increase of $10,000 (40% of the Compensation Committee’s discretionary increase of $25,000 to the Griffin Industrial, LLC incentive compensation pool), was accrued into the Griffin Industrial Realty, Inc. incentive compensation pool for fiscal 2016. Messrs. Danziger, Gamzon and Galici were allocated $58,207 (15%), $116,413 (30%) and $58,207 (15%) of the Griffin Industrial Realty, Inc. incentive compensation pool, respectively. Messrs. Danziger, Gamzon and Galici did not receive a discretionary allocation from the Compensation Committee.

Long‑Term Incentive Program—Equity Awards

Griffin believes that equity ownership in Griffin is important to provide its Named Executive Officers with long‑term incentives to build value for Griffin’s stockholders. In addition, the equity program is designed to attract and retain the executive management team. The Griffin equity program consists entirely of stock option awards. Stock options have value only if the stock price increases over time and, therefore, provide executives with an incentive to build Griffin’s value. This characteristic ensures that the Named Executive Officers may have a meaningful portion of their compensation tied to future stock price increases. If Griffin’s stock price increases, stock options have the potential to provide high returns to its executives, thus helping Griffin to attract and retain management. However, the realizable value of the stock options can fall to zero if the stock price is lower than the exercise price established on the date of grant.

Stock option awards to Named Executive Officers are entirely discretionary. The Executive Chairman and the President and CEO recommend whether and how many stock options should be awarded to the other Named Executive Officers or others, and the Compensation Committee approves or, if necessary, modifies their recommendations. The Compensation Committee solely determines whether and how many stock options should be awarded to the Executive Chairman and the President and CEO. In making stock option award determinations, the Executive Chairman and the President and CEO and the Compensation Committee consider the prior contribution of participants and their expected future contributions to the growth of Griffin. In fiscal 2016, 101,450 stock options were awarded to employees, including the Named Executive Officers, to further support Griffin’s pay for performance objectives.

The Griffin Industrial Realty, Inc. 2009 Stock Option Plan (the “2009 Stock Option Plan”) makes available options to purchase 386,926 shares of Griffin common stock. The Compensation Committee of Griffin’s Board of Directors or, with respect to awards to non‑employee directors, the Board of Directors administers the 2009 Stock Option Plan. Options granted under the 2009 Stock Option Plan may be either incentive stock options or non‑qualified stock options issued at fair market value of a share of common stock on the date the award is approved by Griffin’s Compensation Committee. Vesting of all of Griffin’s previously issued stock options is solely based upon service requirements and does not contain market or performance conditions.

In accordance with the 2009 Stock Option Plan, stock options granted to non‑employee directors upon their initial election to the board of directors are fully exercisable immediately upon the date of the option grant. Stock options granted to non‑employee directors upon their re‑election to the board of directors vest on the second anniversary from the date of grant. Stock options granted to employees vest in equal installments on the third, fourth and fifth anniversaries from the date of grant. Stock options granted to employees and non‑employee directors have a maximum term of ten years from the date of grant.

Of the 386,926 shares of common stock reserved for issuance under the 2009 Stock Option Plan, as of November 30, 2016, 218,392 shares were subject to outstanding options and 168,534 shares were available for future awards (which includes certain shares that again became available following the forfeiture of outstanding options). In addition to options outstanding under the 2009 Stock Option Plan, as of November 30, 2016, 107,573 shares were subject to outstanding options granted under Griffin’s prior stock option plan. For more information on stock options, see the Summary Compensation Table, Grants of Plan‑Based Awards Table, Outstanding Equity Awards Table, Equity Compensation Plan Information Table and their footnotes.

Perquisites and Other Benefits

Griffin’s Named Executive Officers are eligible for the same health and welfare programs and benefits as the rest of its employees. In addition, Griffin’s Vice President, Chief Financial Officer and Secretary receives an automobile allowance of $8,000 per year and Griffin Industrial, LLC’s Senior Vice President receives a medical insurance allowance of $3,300 per year.

Griffin’s Named Executive Officers are entitled to participate in and receive employer contributions to the Griffin 401(k) Savings Plan. In addition, Griffin has established the Deferred Compensation Plan that allows eligible participants, including the Named Executive Officers, to defer portions of their annual base salary, as well as receive employer matching contributions with respect to deferrals that would exceed IRS limits under the Griffin 401(k) Savings Plan. For more information on employer contributions to the Griffin 401(k) Savings Plan and the Deferred Compensation Plan, see the Summary Compensation Table and its footnotes.

Analysis

Base Salary

The following table presents the base salaries for Griffin’s Named Executive Officers in 2016 and the percentage increase/(decrease) over their 2015 base salaries.

	Annual Salary		% Increase
Mr. Danziger	$350,000	(1)	(36)%
Mr. Gamzon	$500,000	(2)	42%
Mr. Galici	$296,000		2%
Mr. Lescalleet	$259,018		2%
Mr. Bosco	$168,300		2%

(1)

Effective January 1, 2016, Mr. Danziger’s annual salary is $350,000 in his position as Executive Chairman. Mr. Danziger’s annual salary was $550,800 in his position as Chairman and CEO through December 31, 2015.

(2)

Effective January 1, 2016, Mr. Gamzon’s annual salary is $500,000 in his position as President and CEO. Mr. Gamzon’s annual salary was $351,900 in his position as President and COO through December 31, 2015.

Annual Incentive Compensation Program

The following table presents the total annual incentive payments made to the Named Executive Officers for fiscal 2016, which consisted solely of amounts of annual incentive compensation awarded under Griffin’s annual incentive compensation plan (including allocations of any unallocated portions of applicable incentive compensation pools). No discretionary bonuses were awarded to the Named Executive Officers in fiscal 2016.

	Incentive Plan	Discretionary	Total Annual Incentive
	Payments	Bonus Payments	Payments
Mr. Danziger	$58,207	—	$58,207
Mr. Gamzon	$116,413	—	$116,413
Mr. Galici	$58,207	—	$58,207
Mr. Lescalleet	$133,175	—	$133,175
Mr. Bosco	$65,490	—	$65,490

Griffin Industrial, LLC

Mr. Lescalleet was awarded $133,175 (30% of the total Griffin Industrial, LLC incentive compensation pool of $443,918) in annual incentive compensation for fiscal 2016 based on the formula under the Griffin Industrial Realty Incentive Plan. Mr. Lescalleet received no discretionary allocation from the Compensation Committee. Mr. Bosco was awarded $65,490 in annual incentive compensation for fiscal 2016 which is comprised of: (a) 12.5% of the total Griffin Industrial, LLC incentive compensation pool of $443,918 based on the formula under the Griffin Industrial Realty Incentive Plan; and (b) $10,000 from the unallocated portion of the Griffin Industrial, LLC incentive compensation pool awarded by Griffin’s Executive Chairman, its President and CEO and the Compensation Committee.

Griffin Industrial Realty, Inc.

Mr. Danziger, Griffin’s Executive Chairman, was awarded $58,207 (15% of the total Griffin Industrial Realty, Inc. incentive compensation pool of $388,044) in annual incentive compensation for 2016 based on the formula under the Griffin Industrial Realty Incentive Plan for amounts accrued into the Griffin Industrial Realty, Inc. incentive compensation pool. Mr. Gamzon, Griffin’s President and CEO in fiscal 2016, was awarded $116,413 (30% of the total Griffin Industrial Realty, Inc. incentive compensation pool of $388,044) in annual incentive compensation for fiscal 2016 based on the formula under the Griffin Industrial Realty Incentive Plan for amounts accrued into the Griffin Industrial Realty, Inc. incentive compensation pool. Mr. Galici, Griffin’s Vice President, Chief Financial Officer and Secretary was awarded $58,207 (15% of the total Griffin Industrial Realty, Inc. incentive compensation pool of $388,044) in annual incentive compensation for fiscal 2016 based on the formula under the Griffin Industrial Realty Incentive Plan for amounts accrued into the Griffin Industrial Realty, Inc. incentive compensation pool. The Compensation Committee did not exercise its discretion to alter the amounts earned based on the formulas set forth in the Griffin Industrial Realty Incentive Plan. Messrs. Danziger, Gamzon and Galici received no discretionary allocation from the Compensation Committee.

Long-Term Incentive Program – Equity Awards Compensation Plan Information Table

The following table presents the number of shares subject to stock options granted to Griffin’s Named Executive Officers in 2016.

Number of
Stock Options
Mr. Danziger	—
Mr. Gamzon	55,000
Mr. Galici	12,500
Mr. Lescalleet	12,500
Mr. Bosco	7,000

Stockholder Say‑on‑Pay Votes

At Griffin’s 2016 annual meeting of stockholders, Griffin’s stockholders were given the opportunity to cast an advisory vote on Griffin’s executive compensation. Approximately 99.7% of the votes cast on this “2016 say‑on‑pay vote” were voted in favor of the proposal. Griffin has considered the 2016 say‑on‑pay vote and believes that the support for the 2016 say‑on‑pay vote proposal indicates that Griffin’s stockholders casting votes are supportive of the approach to executive compensation. Thus, Griffin did not make changes to its executive compensation arrangements in response to the 2016 say‑on‑pay vote. In the future, Griffin will continue to consider the outcome of the say‑on‑pay votes when making compensation decisions regarding its Named Executive Officers.

Accounting and Tax Considerations

Griffin does not believe it need now adopt any policy with respect to the $1,000,000 deduction cap of Section 162(m) of the Internal Revenue Code. While the Compensation Committee will give due consideration to the deductibility of compensation payments on compensation arrangements with Griffin’s executive officers, the Compensation Committee will make its compensation decisions based on an overall determination of what it believes to be in the best interests of Griffin and its stockholders, and deductibility will be only one among a number of factors used by the Compensation Committee in making its compensation decisions.

Section 4999 and Section 280G of the Internal Revenue Code provide that certain executives could be subject to significant excise taxes if they receive payments or benefits that exceed certain limits in connection with a change in ownership or change in effective control of Griffin and that Griffin or its successors could lose an income tax deduction with respect to the payments subject to the excise tax. Griffin has not entered into any agreements with any executives that provide for a tax “gross up” or other reimbursement for taxes the executive might be required to pay pursuant to Section 4999 of the Internal Revenue Code.

Section 409A of the Internal Revenue Code imposes significant additional taxes and interest on underpayments of taxes in the event an employee or other service provider defers compensation under a plan or agreement that does not meet the requirements of Section 409A of the Internal Revenue Code. Griffin has generally structured its programs and individual arrangements in a manner intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management Griffin’s Compensation Discussion and Analysis, and based upon this review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for Griffin’s 2017 Annual Meeting of Stockholders to be filed with the Securities and Exchange Commission.

Albert H. Small, Jr. (Chairman)
Thomas C. Israel
Jonathan P. May

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information regarding compensation of each of Griffin’s Named Executive Officers for services rendered during fiscal years 2016, 2015 and 2014.

					Non-Equity
				Option	Incentive Plan	All Other
		Salary	Bonus	Awards (2)	Compensation (3)	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)	($)		($)
Frederick M. Danziger	2016	$369,308	$—	$—	$58,207	$2,893	(4)	$430,408
Executive Chairman	2015	$549,762	$—	$—	$81,500	$17,546		$648,808
of Griffin (1)	2014	$539,269	$—	$—	$26,868	$16,278		$582,415
Michael S. Gamzon	2016	$485,760	$—	$640,750	$116,413	$13,781	(5)	$1,256,704
President and Chief	2015	$351,237	$—	$—	$100,000	$11,725		$462,962
Executive Officer of Griffin (1)	2014	$344,477	$—	$—	$39,368	$10,503		$394,348
Anthony J. Galici	2016	$295,442	$—	$135,375	$58,207	$16,948	(6)	$505,972
Vice President, Chief	2015	$289,652	$—	$—	$40,750	$17,942		$348,344
Financial Officer and	2014	$284,069	$15,000	$—	$13,434	$16,829		$329,332
Secretary of Griffin
Thomas M. Lescalleet	2016	$258,530	$—	$135,375	$133,175	$12,213	(7)	$539,293
Senior Vice President,	2015	$253,460	$—	$—	$118,400	$10,671	(8)	$382,531
Griffin Industrial, LLC	2014	$248,584	$—	$—	$45,700	$10,998		$305,282
Scott Bosco	2016	$167,983	$—	$75,810	$65,490	$5,819	(9)	$315,102
Vice President of	2015	$162,870	$—	$—	$59,350	$4,889	(10)	$227,109
Construction, Griffin Industrial, LLC	2014	$142,636	$—	$—	$20,800	$4,509		$167,945

(1)	Effective January 1, 2016, Mr. Gamzon succeeded Mr. Danziger as Chief Executive Officer. Mr. Danziger remains Executive Chairman of Griffin.
(2)

The amounts shown for Option Awards reflects the grant date fair value of options granted in fiscal 2016. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock option awards contained in Part II, Item 8, “Financial Statements and Supplementary Data” of Griffin’s Annual Report on Form 10-K in Note 8 of the Notes to Consolidated Financial Statements.

(3)

Messrs. Danziger, Gamzon and Galici are beneficiaries of the Griffin Industrial Realty, Inc. incentive compensation pool of the Griffin Industrial Realty Incentive Plan. Messrs. Bosco and Lescalleet are beneficiaries of the Griffin Industrial, LLC incentive compensation pool of the Griffin Industrial Realty Incentive Plan.

(4)	Represents life insurance premiums of $137, matching contributions related to the Griffin 401(k) Savings Plan of $1,169 and matching contributions related to the Deferred Compensation Plan of $1,587.
(5)	Represents life insurance premiums of $228, matching contributions related to the Griffin 401(k) Savings Plan of $7,722 and matching contributions related to the Deferred Compensation Plan of $5,831.
(6)

Represents life insurance premiums of $401, matching contributions related to the Griffin 401(k) Savings Plan of $7,180, matching contributions related to the Deferred Compensation Plan of $1,367 and an automobile allowance of $8,000.

(7)	Represents life insurance premiums of $228, matching contributions related to the Griffin 401(k) Savings Plan of $8,685 and a medical insurance allowance of $3,300.
(8)

Represents life insurance premiums of $216, matching contributions related to the Griffin 401(k) Savings Plan of $6,747, matching contributions related to the Deferred Compensation Plan of $408 and a medical insurance allowance of $3,300. The amount of the matching contributions related to the Deferred Compensation Plan earned in 2015 was reduced by $1,677 to reflect the absence of matching contributions in calendar year 2015 based on Mr. Lescalleet’s level of participation in the Griffin 401(k) Savings Plan.

(9)	Represents life insurance premiums of $228 and matching contributions related to the Griffin 401(k) Savings Plan of $5,591.
(10)

Represents life insurance premiums of $216, matching contributions related to the Griffin 401(k) Savings Plan of $3,834 and matching contributions related to the Deferred Compensation Plan of $839. The amount of the matching contributions related to the Deferred Compensation Plan earned in 2015 was reduced by $481 to reflect the absence of matching contributions in calendar year 2015 based on Mr. Bosco’s level of participation in the Griffin 401(k) Savings Plan.

Grants of Plan‑Based Awards

The following table presents information regarding the incentive awards granted to Griffin’s Named Executive Officers for fiscal 2016.

					Option
			Estimated		Awards:		Grant Date
			Future Payouts		Number of	Exercise	Fair Value of
			Under Non‑Equity		Securities	Price of	Stock and
			Incentive Plan Awards		Underlying	Option	Option
	Grant	Approval	Target	Maximum	Options	Awards	Awards
Name	Date	Date	($)	($)	(#)	($/sh)	($)
Frederick M. Danziger (1)	—	—	$58,207	$86,625	—	—	—
Michael S. Gamzon (1)	—	—	$116,413	$173,250	—	—	—
	5/13/2016	4/27/2016	—	—	55,000	$26.89	$640,750
Anthony J. Galici (1)	—	—	$58,207	$86,625	—	—	—
	5/13/2016	4/27/2016	—	—	12,500	$26.89	$135,375
Thomas M. Lescalleet (2)	—	—	$133,175	$275,625	—	—	—
	5/13/2016	4/27/2016	—	—	12,500	$26.89	$135,375
Scott Bosco (2)	—	—	$65,490	$144,844	—	—	—
	5/13/2016	4/27/2016	—	—	7,000	$26.89	$75,810

(1)

The Griffin Industrial Realty Incentive Plan has no threshold or target levels; however, there is a maximum amount payable to Messrs. Danziger, Gamzon and Galici under the Griffin Industrial Realty Incentive Plan as shown in the Maximum column. The amounts shown for Messrs. Danziger, Gamzon and Galici in the Target column reflect the amounts payable to them under the Griffin Industrial Realty Incentive Plan based on Griffin’s performance in fiscal 2016. The Compensation Committee did not exercise its discretion to award Messrs. Danziger, Gamzon, or Galici any additional incentive bonus for fiscal 2016. Messrs. Danziger, Gamzon and Galici’s maximum of $86,625, $173,250 and $86,625, respectively, is calculated assuming all goals of the Griffin Industrial Realty Incentive Plan are met at the maximum level of each, which would result in an accrual of $577,500 into the Griffin Industrial Realty, Inc. incentive compensation pool of the Griffin Industrial Realty Incentive Plan (excluding any additional amount included in the incentive compensation pool and distributed at the discretion of the Compensation Committee). Messrs. Danziger, Gamzon and Galici are entitled to 15%, 30% and 15%, respectively, of the Griffin Industrial Realty, Inc. incentive compensation pool of the Griffin Industrial Realty Incentive Plan related to the FFO, property sales, speculative buildings and build-to-suit components. Messrs. Danziger, Gamzon and Galici are not specifically entitled to any portion of the incentive compensation pool that is distributed at the discretion of the Compensation Committee and such amounts are not included in the maximum bonus amount.

(2)

The Griffin Industrial Realty Incentive Plan has no threshold or target levels; however, there is a maximum amount payable to Messrs. Lescalleet and Bosco under the Griffin Industrial Realty Incentive Plan as shown in the Maximum column. The amount in the Target column for Mr. Lescalleet reflects the amount payable of $133,175 based on Griffin Industrial, LLC’s performance during fiscal 2016. The amount in the Target column for Mr. Bosco reflects the amount payable of $65,490 based on Griffin Industrial, LLC’s performance during fiscal 2016 including $10,000 from the unallocated portion of the Griffin Industrial, LLC incentive compensation pool awarded by Griffin’s Executive Chairman, its President and CEO and the Compensation Committee. Messrs. Lescalleet’s and Bosco’s maximums of $275,625 and $114,844, respectively, are calculated assuming all goals of the Griffin Industrial Realty Incentive Plan are met at the maximum level of each, which would result in an accrual of $918,750 into the Griffin Industrial, LLC incentive compensation pool of the Griffin Industrial Realty Incentive Plan (excluding any amount included in the incentive compensation pool and distributed at the discretion of the Compensation Committee). Messrs. Lescalleet and Bosco are entitled to 30% and 12.5%, respectively, of the Griffin Industrial, LLC incentive compensation pool of the Griffin Industrial Realty Incentive Plan (excluding any additional amount included in the incentive compensation pool and distributed at the discretion of the Compensation Committee). Messrs. Lescalleet and Bosco are not specifically entitled to any portion of the incentive compensation pool that is distributed at the discretion of the Compensation Committee and such amounts are not included in the maximum bonus amount.

Outstanding Equity Awards at Fiscal Year‑End

The following table presents information with respect to each unexercised stock option held by Griffin’s Named Executive Officers as of November 30, 2016. There are no restricted stock awards.

	Option Awards (1)
					Value of		Value of
	Number of	Number of			Unexercised		Unexercised
	Securities	Securities			In-the-Money		In-the-Money
	Underlying	Underlying			Options at		Options at
	Unexercised	Unexercised	Option		Fiscal Year		Fiscal Year
	Options	Options	Exercise	Option	End (2)		End (2)
	(#)	(#)	Price	Expiration	($)		($)
Name	Exercisable	Unexercisable	($)	Date	Exercisable		Unexercisable
Frederick M. Danziger	15,000	—	$33.07	1/20/2019	$—	(3)	$—
	25,000	—	$28.77	1/19/2021	$67,000		$—
	40,000	—			$67,000		$—
Michael S. Gamzon	25,000	—	$34.04	1/9/2018	$—	(3)	$—
	7,500	—	$33.07	1/20/2019	$—	(3)	$—
	25,000	—	$28.77	1/19/2021	$67,000		$—
	—	55,000	$26.89	5/13/2026	$—		$250,800
	57,500	55,000			$67,000		$250,800
Anthony J. Galici	7,500	—	$33.07	1/20/2019	$—	(3)	$—
	12,500	—	$28.77	1/19/2021	$33,500		$—
	—	12,500	$26.89	5/13/2026	—		57,000
	20,000	12,500			$33,500		$57,000
Thomas M. Lescalleet	7,500	—	$33.07	1/20/2019	$—	(3)	$—
	12,500	—	$28.77	1/19/2021	$33,500		$—
	—	12,500	$26.89	5/13/2026	—		57,000
	20,000	12,500			$33,500		$57,000
Scott Bosco	5,000	—	$33.07	1/20/2019	$—	(3)	$—
	5,000	—	$28.77	1/19/2021	$13,400		$—
	—	7,000	$26.89	5/13/2026	$—		$31,920
	10,000	7,000			$13,400		$31,920

(1)	Stock options issued to employees vest in equal installments on the third, fourth and fifth anniversaries from the date of grant (which is ten years prior to the applicable option expiration date).

(2)

The amounts presented in this column have been calculated based upon the difference between the fair market value of $31.45 per share (the closing price of Griffin’s common stock on November 30, 2016) and the exercise price of each stock option.

(3)	There is no amount stated because the exercise price of the stock options is greater than the fair market value of $31.45 per share (the closing price of Griffin’s common stock on November 30, 2016).

Non‑Qualified Deferred Compensation

Griffin maintains a Deferred Compensation Plan for certain of its employees who, due to Internal Revenue Service guidelines, cannot take full advantage of the Griffin 401(k) Savings Plan. A portion of an eligible employee’s salary may be deferred under the Deferred Compensation Plan. The investment options in the Deferred Compensation Plan currently mirror those of the Griffin 401(k) Savings Plan. The Deferred Compensation Plan is unfunded, with benefits to be paid from Griffin’s assets. Performance results of an employee’s balance in the Deferred Compensation Plan are based on the returns of the mutual funds and one common collective trust fund that may be selected by the employee as if the amounts deferred were invested in the selected mutual funds and the common collective trust fund. Distributions from the Deferred Compensation Plan generally may occur at termination of employment, change in control and/or at the time of qualifying hardship events. The following table presents information with respect to the Deferred Compensation Plan for Griffin’s Named Executive Officers as of November 30, 2016.

	Executive	Griffin	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Balance as of
	for FYE	for FYE	FYE	FYE
Name	11/30/2016	11/30/2016 (1)	11/30/2016	11/30/2016
Frederick M. Danziger	$9,472	$1,587	$129,053	$1,731,129
Michael S. Gamzon	$27,889	$5,831	$24,853	$303,850
Anthony J. Galici	$46,176	$1,367	$67,543	$877,934
Thomas M. Lescalleet	$—	$—	$4,611	$117,439	(2)
Scott Bosco	$2,525	$—	$3,840	$82,131	(2)

(1)

Griffin’s contributions to the Deferred Compensation Plan are included in the “All Other Compensation” column of the Summary Compensation Table. No earnings from the Deferred Compensation Plan are included in the “All Other Compensation” column of the Summary Compensation Table.

(2)

These amounts include reductions to the Executive and Griffin Contributions earned for FYE 11/30/15 to the Deferred Compensation Plan as a result of the Named Executive Officers’ level of participation in the Griffin 401(k) Savings Plan in calendar year 2015.

Potential Payments Upon a Termination or Change in Control

As of November 30, 2016, Griffin was not a party to any employment, change in control or other agreement with any Named Executive Officers that was expected to obligate Griffin to provide for payments at, following, or in connection with a termination of employment, change in control or change in the Named Executive Officer’s responsibilities. However, participants of Griffin’s Deferred Compensation Plan may elect to have their balances paid out in lump sum or annual installments upon termination of employment or a change in control of Griffin. The deferred compensation balance for each such Named Executive Officer, as of November 30, 2016, is set forth in the “Non‑Qualified Deferred Compensation” table above. Additionally, pursuant to the 2009 Stock Option Plan, if option grants are assumed by a successor corporation (or a parent or subsidiary thereof) in connection with a change in control, the vesting of such grants will be accelerated upon termination of a Named Executive Officer’s employment upon or within twelve months following such change in control. As of November 30, 2016, the exercise price for 167,000 of the outstanding options held by Named Executive Officers exceeded the closing market price of $31.45 per share of Griffin common stock. The aggregate value of such options (based on the excess of the closing price of Griffin’s common stock, as of November 30, 2016, over the exercise price) is $611,120. The following table presents information regarding the value of such options to each of Griffin’s Named Executive Officers following a termination of employment upon or within twelve months following such change in control (assuming such termination occurred on November 30, 2016):

Estimated Value of
In-the-Money
Options Following
Termination Upon or
Within Twelve Months
Following a
Name	Change In Control (1)
Frederick M. Danziger	$67,000
Michael S. Gamzon	$317,800
Anthony J. Galici	$90,500
Thomas M. Lescalleet	$90,500
Scott Bosco	$45,320

(1)

Stock option values are calculated based on the difference between $31.45, the November 30, 2016 closing price of Griffin’s common stock, and the option exercise price, multiplied by the total number of stock options.

Director Compensation

The following table represents information regarding the compensation paid during fiscal 2016 to members of Griffin’s Board of Directors who are not also employees (the “Non‑Employee Directors”). The compensation paid to Messrs. Frederick M. Danziger and Michael S. Gamzon is presented above in the Summary Compensation Table and the related explanatory notes. Messrs. Frederick M. Danziger and Michael S. Gamzon did not receive compensation related to their activities as members of the Board of Directors.

	Fees
	Earned or		Option
	Paid in Cash		Awards		Total
Name	($)		($)		($)
David R. Bechtel	$32,107	(2)	$25,911	(1)	$58,018
Winston J. Churchill, Jr.	$22,679	(3)	$149,539	(4)	$172,218
Edgar M. Cullman, Jr.	$40,500		$17,278	(1)	$57,778
David M. Danziger	$1,566	(5)	$90,962	(6)	$92,528
Frederick M. Danziger	$—		$—		$—
Michael S. Gamzon	$—		$—		$—
Thomas C. Israel	$62,325		$17,278	(1)	$79,603
Jonathan P. May	$57,390		$17,278	(1)	$74,668
Albert H. Small, Jr.	$57,000		$17,278	(1)	$74,278

(1)

The amount shown for Option Awards reflects the grant date fair value of options granted in fiscal 2016. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock option awards contained in Part II, Item 8, “Financial Statements and Supplementary Data” of Griffin’s Annual Report on Form 10‑K in Note 8 of the Notes to Consolidated Financial Statements.

(2)	David R. Bechtel was elected to the Board of Directors on May 10, 2016. The fees reported are for the period May 10 through November 30, 2016.
(3)	Winston J. Churchill, Jr. did not seek re‑election to the Board of Directors at the May 10, 2016 Annual Meeting. The fees reported are for the period December 1, 2015 through May 9, 2016.
(4)

Winston J. Churchill, Jr. did not receive a stock option award in fiscal 2016. However, the exercise period for each of Mr. Churchill’s vested options outstanding as of his retirement on May 9, 2016 was extended through the tenth anniversary of the applicable date of grant. The amount shown for Option Awards reflects the incremental fair value of options so modified in fiscal 2016. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock option awards contained in Part II, Item 8, “Financial

Statements and Supplementary Data” of Griffin’s Annual Report on Form 10‑K in Note 8 of the Notes to Consolidated Financial Statements.
(5)

David M. Danziger resigned from the Board of Directors on January 19, 2016. The fees reported are for the period December 1, 2015 through January 18, 2016. Michael S. Gamzon was appointed to the Board of Directors to replace Mr. David M. Danziger.

(6)

David M. Danziger did not receive a stock option award in fiscal 2016. However, the exercise period for each of Mr. David M. Danziger’s vested options outstanding as of his resignation on January 19, 2016 was extended through the tenth anniversary of the applicable date of grant. The amount shown for Option Awards reflects the incremental fair value of options so modified in fiscal 2016. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock option awards contained in Part II, Item 8, “Financial Statements and Supplementary Data” of Griffin’s Annual Report on Form 10‑K in Note 8 of the Notes to Consolidated Financial Statements.

The following table represents the number of outstanding and unexercised stock option awards held by each of the Non‑Employee Directors as of November 30, 2016:

Number of Shares
Subject to
Outstanding Options
Director	as of 11/30/16
David R. Bechtel	2,293
Winston J. Churchill, Jr.	10,927
Edgar M. Cullman, Jr.	3,441
David M. Danziger	7,277
Thomas C. Israel	13,730
Jonathan P. May	7,447
Albert H. Small, Jr.	13,251

Members of the Board of Directors who are not employees of Griffin receive $30,000 per year and $1,500 for each Board or Committee meeting they attend. A non‑employee Chairman of the Board of Directors receives an annual fee of $15,000. The Chairmen of the Audit and Compensation Committees each receive an annual fee of $10,000 per year. The Nominating Committee Chairman receives an annual fee of $5,000 per year. Audit and Compensation Committee members, excluding the Chairmen, each receive $5,000 per year for their service on the Committees. Members of the Nominating Committee, excluding the Chairman, each receive $2,500 per year for their service on the Committee. Annual retainers are paid in quarterly installments. Upon the initial election of a Non‑Employee Director to the Board of Directors, the Non‑Employee Director is granted options exercisable for shares of common stock at an exercise price that is the fair market value of a share of common stock at the time of the grant. The number of shares subject to options granted to Non‑Employee Directors at the time of initial election to the Board of Directors is equal to $60,000 divided by the fair market value per share of Griffin common stock at the time of grant. Griffin granted Mr. Bechtel options exercisable for 2,293 shares of common stock at the time of his initial election to the Board of Directors. The 2009 Stock Option Plan also provides that Non‑Employee Directors annually receive options exercisable for shares of common stock at an exercise price that is the fair market value of a share of common stock at the time of grant. Under the 2009 Stock Option Plan, the number of shares, subject to options, granted to Non‑Employee Directors upon their reelection to the Board of Directors, is equal to $40,000 divided by the fair market value per share of Griffin common stock at the time of grant. Stock options granted to Non-Employee Directors upon their re-election to the Board of Directors vest on the second anniversary of the date of grant. In 2016, Griffin granted Messrs. Cullman, Jr., Israel, May and Small, Jr. each options exercisable for 1,529 shares of common Stock upon their reelection to the Board of Directors. Mr. Churchill, Jr. did not stand for reelection to the Board of Directors and Mr. David M. Danziger resigned from the Board of Directors on January 19, 2016, therefore, they did not receive any additional option grants in 2016. In connection with Mr. Churchill, Jr.’s retirement and Mr. David M. Danziger’s resignation, however, Griffin elected to extend the exercisability of their outstanding vested options through the tenth anniversary of the applicable grant date thereof.

Compensation Committee Interlocks and Insider Participation

During fiscal 2016, Messrs. Churchill, Jr., Israel, May and Small, Jr. served as members of Griffin’s Compensation Committee. Mr. Churchill retired from the Board of Directors on May 9, 2016. Mr. May was appointed to the Compensation Committee on May 10, 2016. No member of the Compensation Committee has been an officer or employee of Griffin. None of Griffin’s executive officers have served as a director or member of the compensation committee of any entity whose executive officers served as a director of Griffin or as a member of Griffin’s Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Griffin’s officers and directors, and persons who own more than ten percent of its common stock, to file reports of ownership and changes in ownership with the Commission. Such persons are required by regulation to furnish Griffin with copies of all Section 16(a) forms they file. Based on its involvement in the preparation of certain such forms, and a review of copies of other such forms received by it, Griffin believes that with respect to fiscal 2016, all such Section 16(a) filing requirements were satisfied.

AUDIT COMMITTEE REPORT

Membership and Role of the Audit Committee

Griffin’s Audit Committee is comprised of Mr. Bechtel, Mr. Israel, Chairman and Mr. May. All members of the Audit Committee meet the NASDAQ composition requirements, including the requirements regarding financial literacy, and the Board has determined that each member is independent under the listing standards of NASDAQ and the rules of the SEC, regarding audit committee membership. The Audit Committee operates under a written charter adopted by the Board of Directors on March 28, 2003 and subsequently revised, most recently on September 30, 2016, which is publicly available in the “Corporate Governance” section of the “Investors” section of Griffin’s website located at www.griffinindustrial.com.

The primary function of the Audit Committee is to assist Griffin’s Board of Directors with its oversight responsibilities regarding: (i) the integrity of Griffin’s financial statements; (ii) Griffin’s compliance with legal and regulatory requirements; (iii) the independent registered public accountant’s qualifications and independence; and (iv) the performance of the independent registered public accountants. The Committee prepared the report required by the rules of the SEC to be included in this annual proxy statement.

The Audit Committee’s powers and responsibilities include: (1) the sole authority for the appointment, compensation, retention and oversight of the independent registered public accountants; (2) the pre‑approval of audit and non‑audit services by the independent registered public accountants; (3) the review of independence of the independent registered public accountants; (4) the ongoing review of all related party transactions; (5) the establishment of procedures for the receipt, retention and treatment of complaints received by Griffin regarding accounting, internal accounting controls or auditing matters; and (6) the regular reporting to the Board of any issues that arise with respect to the quality or integrity of Griffin’s financial statements.

Review of the Company’s Audited Financial Statements for the Fiscal Year Ended November 30, 2016

The Audit Committee reviewed and discussed the audited consolidated financial statements of Griffin for the fiscal year ended November 30, 2016 with Griffin’s management. The Audit Committee discussed with RSM US, Griffin’s independent registered public accountants for the fiscal year ended November 30, 2016, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 “Communications with Audit Committees.”

The Audit Committee has also received the written disclosures and the letter from RSM US required by the applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence. The Audit Committee has discussed the independence of RSM US with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that Griffin’s audited consolidated financial statements be included in Griffin’s Annual Report on Form 10‑K for the fiscal year ended November 30, 2016 for filing with the SEC.

Submitted By:	Thomas C. Israel (Chairman)
David R. Bechtel
Jonathan P. May

The information under “Review of the Company’s Audited Financial Statements for the Fiscal Year Ended November 30, 2016” shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Griffin specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL II. RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTANTS

The following is a summary of the fees incurred by Griffin for professional services rendered by RSM US for fiscal 2016 and fiscal 2015:

	Fiscal	Fiscal
	2016 Fees	2015 Fees
Audit fees	$423,682	$422,686
Audit-related fees	20,200	20,420
Tax fees	45,380	57,685
All other	—	—
	$489,262	$500,791

Audit fees consist of fees incurred for professional services rendered for the audit of Griffin’s consolidated financial statements and for the review of Griffin’s interim consolidated financial statements. Audit‑related fees include fees incurred for professional services rendered for the audit of Griffin’s 401(k) Savings Plan by RSM US. Tax fees consist of fees incurred for professional services performed by RSM US relating to tax compliance, tax reporting and tax planning. There were no consulting fees paid to RSM US in fiscal 2016 or fiscal 2015.

The Audit Committee’s policy is to pre‑approve all audit, audit‑related and tax services to be provided by the independent registered public accountants. During fiscal 2016, Griffin’s Audit Committee pre‑approved all audit, audit‑related and tax services. The Audit Committee has considered the non‑audit services provided by RSM US and determined that the services provided were compatible with maintaining the independence of RSM US.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE

SELECTION OF RSM US LLP

While the submission of this proposal to a vote of stockholders is not legally required, the Audit Committee and management believe that stockholder ratification of Griffin’s selection of RSM US as its independent registered public accountants is desirable. In the event this selection is not ratified by the affirmative vote of a majority of shares of Griffin common stock present or represented by proxy and entitled to vote on the proposal, the Audit Committee will consider that fact when it selects the independent registered public accountants for the following year. The Audit Committee may, in its discretion, replace RSM US as independent registered public accountants at a later date without the approval of the stockholders.

A representative of RSM US is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

PROPOSAL III. ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, as amended, Griffin is requesting stockholder approval, on an advisory (non‑binding) basis, of the compensation of Griffin’s Named Executive Officers as presented in the Compensation Discussion & Analysis beginning on page 14 and the compensation tables included in the discussion of Executive Compensation beginning on page 23 including the narrative disclosure thereto. Griffin has determined to hold a say‑on‑pay advisory vote every year, and the next say‑on‑pay advisory vote will occur at the 2018 Annual Meeting of Stockholders, subject to any changes related to the outcome of the advisory (non-binding) vote on the frequency of presentation of an advisory vote on the compensation of Griffin’s named executive officers (as set forth in Proposal IV).

Griffin’s executive compensation program has been designed to attract, motivate and retain the management talent Griffin believes is necessary to achieve its financial and strategic goals. Griffin’s compensation programs reward each of its Named Executive Officers for team results and individual contributions.

Griffin’s executive compensation programs consist of three principal elements:

1.            Base Salary;

2.            Annual Incentive Compensation Programs; and

3.            Long‑Term Incentive Program.

Griffin’s executive compensation programs consist of a mixture of base salary and incentive compensation that provides for a portion of executive compensation to be “at‑risk.” Griffin’s executive compensation programs balance the focus on both short‑ and long‑term goals, encouraging executives to focus on the health of Griffin during the immediate fiscal year through annual incentive compensation programs, and for the future through the long‑term incentive program (i.e., equity awards). Griffin’s executive compensation programs are consistently reviewed by the Compensation Committee, which consists solely of independent directors, to ensure that they provide Griffin’s executives with competitive pay opportunities and reflect current practices.

As an advisory vote, this proposal is not binding upon the Board of Directors or Griffin in any way. However, the Compensation Committee, which is responsible for the design and administration of Griffin’s executive compensation practices, values the opinions of Griffin’s stockholders expressed through your vote on this proposal. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for Griffin’s Named Executive Officers.

Accordingly, Griffin will present the following resolution for vote at the 2017 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders of Griffin Industrial Realty, Inc. (“Griffin”) approve, on an advisory (non‑binding) basis, the compensation of Griffin’s Named Executive Officers as described in the Compensation Discussion & Analysis and disclosed in the 2016 Summary Compensation Table and related compensation tables and narrative disclosure as set forth in this 2017 Proxy Statement.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE

APPROVAL, ON AN ADVISORY (NON‑BINDING) BASIS, OF THE COMPENSATION OF GRIFFIN’S NAMED EXECUTIVE OFFICERS

AS PRESENTED IN THIS PROXY STATEMENT.

The proposal to approve the compensation of Griffin’s named executive officers, on an advisory (non‑binding) basis, requires an affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal.

PROPOSAL IV. ADVISORY VOTE ON THE FREQUENCY OF PRESENTATION OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal gives Griffin’s stockholders the opportunity to vote, on a non-binding basis, to advise the Board of Directors how frequently Griffin should hold an advisory vote on the compensation of its named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of this proposal, the Board has determined that, consistent with past practice, an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Griffin, and therefore the Board of Directors recommends that you vote for a one-year interval for the advisory vote on the compensation of Griffin’s named executive officers.

In formulating its recommendation, the Board of Directors considered that an annual advisory vote on the compensation of Griffin’s named executive officers will continue to allow Griffin’s stockholders to provide Griffin with their direct input on its compensation philosophy, policies and practices as disclosed in the proxy statement every year. Griffin understands that its stockholders may have different views as to what is the best approach for Griffin, and Griffin looks forward to hearing from its stockholders on this proposal.

You may cast your vote for your preferred voting frequency by choosing the option of one year, two years, three years, or abstention from voting on this proposal.

This “say-on-frequency” vote is advisory, and therefore not binding on the Board of Directors, the Compensation Committee or Griffin in any way. However, the Board of Directors and the Compensation Committee value the opinions of Griffin’s stockholders and intend to consider Griffin’s stockholders’ views regarding how often they should have the opportunity to approve, on an advisory (non-binding) basis, the compensation of Griffin’s named executive officers.

Because this vote is advisory and not binding on the Board of Directors or Griffin, the Board of Directors may decide that it is in the best interests of Griffin to hold an advisory vote on the compensation of its named executive officers more or less frequently than the option approved or recommended by our stockholders. However, Griffin values the opinions of its stockholders expressed through your vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS SELECT “ONE YEAR” FOR THE ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF GRIFFIN’S NAMED EXECUTIVE OFFICERS.

This proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Common Stock of Griffin that are present in person or by proxy and entitled to vote thereon. If no frequency receives the foregoing vote, then Griffin will consider the frequency that receives the highest number of votes cast by the stockholders to be the frequency recommended by its stockholders.

HOUSEHOLDING

The SEC’s rules permit Griffin to deliver a single set of proxy materials to one address shared by two or more of its stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, Griffin has delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. Griffin agrees to deliver promptly, upon written or oral request, a separate copy of proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of proxy materials, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify Griffin if you hold registered shares. Registered stockholders may notify Griffin by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

A copy of Griffin’s Annual Report on Form 10‑K filed with the Securities and Exchange Commission, including the financial statements and the financial statement schedules thereto, is available to Griffin’s stockholders without charge at Griffin’s Web site (www.griffinindustrial.com), at the Web site (http://www.sec.gov/) maintained by the Securities and Exchange Commission and at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, DC 20549. In addition, a limited number of copies are available at Griffin’s offices, without charge, and may be obtained upon written request to:

Griffin Industrial Realty, Inc.
641 Lexington Avenue
26th Floor
New York, New York 10022
Attention: Corporate Secretary

Dated: April 5, 2017

1234567 VOTE BY MAIL 123,456,789,012.12345 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 David R. Bechtel 06 Jonathan P. May 02 Edgar M. Cullman, Jr. 07 Albert H. Small, Jr. 03 Frederick M. Danziger 04 Michael S. Gamzon 05 Thomas C. Israel The Board of Directors recommends you vote FOR proposals 2 and 3 2. Ratification of the selection of RSM US LLP as Griffin's Independent Registered Public Accountants for fiscal 2017. 3. Approval, on an advisory (non-binding) basis, of the compensation of Griffin's Named Executive Officers as presented in Griffin's Proxy Statement. For 0 0 1 year 2 years Against 0 0 3 years 0 Abstain 0 0 Abstain 0 The Board of Directors recommends you vote 1 YEAR on the following proposal: 4. Approval, on an advisory (non-binding) basis, of the frequency of future advisory votes on the compensation of Griffin's Named Executive Officers. NOTE: Such other business as may properly come before the meeting or any postponement, continuation, or adjournment thereof. 0 0 John Sample attorney, executor, administrator, or other fiduciary, please give full ANY CITY, ONA1A 1A1 partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 02 0000000000 1 OF 1 1 2 0000328691_1 R1.0.1.15 Please sign exactly as your name(s) appear(s) hereon. When signing as title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 1234 ANYWHERE STREET SHARES CUSIP # JOB #SEQUENCE # VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 John Sample234567P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. 1234567 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPA N Y NAME INC. - 401 K CONTROL # → SHARES123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 x PAGE1 OF 2 GRIFFIN INDUSTRIAL REALTY, INC. ATTN: ANTHONY GALICI, VP CHIEF FINANCIAL OFFICER AND SECRETARY 204 WEST NEWBERRY ROAD BLOOMFIELD, CT 06002 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 8 8 8 1 1234 ANYWHERE STREET ANY CITY, ONA1A 1A1 234567 234567 234567 234567

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com GRIFFIN INDUSTRIAL REALTY, INC. Annual Meeting of Stockholders May 9, 2017 2:00 PM ET This proxy is solicited by the Board of Directors The undersigned holder(s) of Common Stock of Griffin Industrial Realty, Inc. ("Griffin") hereby authorizes and appoints Frederick M. Danziger and Michael S. Gamzon, or either of them, as proxies with full power of substitution in each, to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Griffin that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM local time, on May 9, 2017, at the New York Hilton Hotel, 1335 Avenue of the Americas, New York, NY 10019 and any adjournment, continuation or postponement thereof. Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the meeting or any adjournment, continuation, or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000328691_2 R1.0.1.15